Exhibit 99

Family Dollar Reports Record Fourth Quarter Earnings

  Earnings per diluted share increases 46.2% to $0.38
  Net income increases 40.7%
  Operating profit margin increases 89 basis points
  Issues fiscal 2009 Guidance

MATTHEWS, N.C.--(BUSINESS WIRE)--Family Dollar Stores, Inc. (NYSE: FDO), today reported earnings results for the fourth quarter and full year of fiscal 2008 and provided fiscal 2009 guidance.

“As expected, fourth quarter sales benefited from the effect of the government stimulus checks distributed this summer. Strong sales of consumables and effective management of inventory risk, combined with disciplined expense control resulted in robust earnings growth,” said Howard R. Levine, Chairman and Chief Executive Officer. “After a challenging first half, these results reflect how quickly our team has adapted to the changing macro environment. The investments we made to drive revenue growth delivered strong results, and our Associates did a great job managing expenses and inventory risk in this uncertain environment.”

Net income per diluted share in the fourth quarter of fiscal 2008 increased 46.2% to $0.38 compared with $0.26 per diluted share in the fourth quarter of fiscal 2007. Net income for the fourth quarter of fiscal 2008 increased 40.7% to $53.2 million, compared with $37.8 million for the fourth quarter of fiscal 2007.

Fourth Quarter Results

As previously reported, net sales for the fourth quarter of fiscal 2008 were $1.766 billion, or 8.2% above sales of $1.632 billion for the fourth quarter of fiscal 2007. Sales in comparable stores increased 5.6%. The increase in comparable store sales was a result of an increase in the average customer transaction value and higher customer traffic, as measured by the number of register transactions. During the fourth quarter of fiscal 2008, the Company opened 40 stores and closed 14 stores.

Gross profit, as a percentage of sales, was 32.9% in the fourth quarter of fiscal 2008 compared to 33.1% in the fourth quarter of fiscal 2007. The decline in gross profit, as a percentage of sales, during the quarter was a result of the effect of stronger sales of lower-margin consumable merchandise and higher freight expense, which was partially offset by lower merchandise markdowns and lower store inventory shrinkage.

Selling, general and administrative (“SG&A”) expenses increased 4.4% to $499.2 million compared to $478.3 million in the fourth quarter of fiscal 2007. As a percentage of sales, SG&A expenses were 28.3% in the fourth quarter of fiscal 2008 compared with 29.3% in the fourth quarter of fiscal 2007. Most expenses were leveraged during the quarter as a result of the strong comparable store sales increase and continued expense management.

Operating profit, as a percentage of sales, was 4.6% compared with 3.8% in the fourth quarter of fiscal 2007. Lower SG&A expense, as a percentage of sales, more than offset lower gross profit, as a percentage of sales.

In the fourth quarter of fiscal 2008, the Company’s tax rate was approximately 34.8% compared with 36.7% in the fourth quarter of fiscal 2007. The decrease in the tax rate was primarily the result of the effect of changes in reserves for income tax contingencies.

Fiscal 2008 results

As previously reported, sales for fiscal 2008 were $6.984 billion, or 2.2% above sales of $6.834 billion for fiscal 2007. As a reminder, fiscal 2008 had one less week of sales compared with fiscal 2007. Sales in comparable stores (for the comparable 52-week period in both years) increased 1.2%. The increase in comparable store sales during the 52-week period was the result of an increase in the average customer transaction value. Customer traffic, as measured by the number of register transactions, was approximately flat for the year. During fiscal 2008, the Company opened 205 new stores and closed 64 stores.

Gross profit, as a percentage of sales, was 33.6% in fiscal 2008 compared to 34.0% in fiscal 2007. The decline in gross profit in fiscal 2008, as a percentage of sales, was primarily a result of stronger sales of lower-margin consumable merchandise.

SG&A expenses, as a percentage of sales, were 28.4% in fiscal 2008 compared with 28.3% in fiscal 2007. The modest increase in SG&A expenses, as a percentage of sales, was primarily a result of low comparable store sales performance and higher occupancy costs. The effect of these factors more than offset lower insurance expense and lower professional fees.

Net income per diluted share in fiscal 2008 increased 2.5% to $1.66 compared with $1.62 per diluted share in fiscal 2007. Net income for fiscal 2008 was $233.1 million compared to $242.9 million in fiscal 2007.

The Company’s inventories at August 30, 2008, were $1.033 billion, or 3.1% below inventories of $1.066 billion at September 1, 2007. Average inventory per store (excluding in-transit inventory) at the end of fiscal 2008 was approximately 6% lower than the average inventory per store at the end of the fiscal 2007.

Cash Flow and Liquidity

During fiscal 2008, the Company generated $515.8 million in operating cash flow compared with $415.8 million in fiscal 2007. Capital expenditures increased to $167.9 million in fiscal 2008 compared with $131.6 million in fiscal 2007. The increase in capital expenditures was a result of investments related to the rollout of the Company’s Store of the Future technology initiative and investments in existing distribution centers. During fiscal 2008, the Company paid $67.4 million, or $0.49 per share, in dividends compared to $65.8 million, or $0.45 per share, in fiscal 2007.

Working capital in fiscal 2008 fell to $275.1 million, reflecting the reclassification of $222.1 million of auction rate securities to long-term assets. Due to the continued failure of auctions for these securities and the uncertainty regarding the timing of future liquidity, the investments were reclassified in the third quarter of fiscal 2008. At August 30, 2008, the Company had approximately $158.5 million in cash and cash equivalents.

Outlook

Commenting on the Company’s outlook for fiscal 2009, Mr. Levine said, “In fiscal 2009 we intend to build on the progress we made in fiscal 2008.

“We will continue to increase our relevancy to the customer. In an environment of rising unemployment, strong inflationary pressures and volatile energy prices, value and convenience are more important than ever to our customers, and in fiscal 2009 we will make investments to strengthen our value and convenience proposition while also enhancing the customer’s shopping experience.

“While we will aggressively invest to drive revenues, we also intend to manage risk. With the enhanced capabilities developed through our Project Accelerate initiative, we expect to build on the improvements we made in fiscal 2008 and improve inventory productivity while also managing merchandise markdowns.

“Finally, we will aggressively manage our cost structure. Our store operations and merchandising groups are focused on reducing inventory shrinkage, even in a challenging economic environment. Through our global sourcing and private label efforts, we intend to strengthen our processes to provide customers with quality products while lowering our overall sourcing costs. We also expect to continue to leverage our buying power to negotiate lower costs while utilizing technology and outsourcing to lower our operating expenses.”

Mr. Levine concluded by saying, “While we are not immune to the current economic conditions, our strategy of providing customers with value and convenience positions us well within today’s environment. We remain excited about the long-term opportunity of our niche and will continue to invest in building merchandising capabilities and operating efficiencies to drive increased shareholder value.”

For the fiscal year ending August 29, 2009, the Company expects net sales to increase 3% to 5% as compared with the fiscal year ended August 30, 2008. The Company expects comparable store sales will increase 1% to 3% and expects to open approximately 200 new stores. Capital expenditures for fiscal 2009 are expected to be between $140 million and $160 million and will include investments in support of the Company’s key technology initiatives, new store openings and store renovations. Anticipating continued strong sales of consumable merchandise and continued management of expense growth, the Company expects earnings per share will be between $1.58 and $1.78 in fiscal 2009.

For the first quarter of fiscal 2009, the Company expects net sales to increase 4% to 6% and comparable store sales to increase 2% to 4%. The Company anticipates that strong sales of consumables combined with tight expense control will result in earnings per share for the first quarter of fiscal 2009 of between $0.38 and $0.42 compared with $0.37 in the first quarter of fiscal 2008.

Cautionary Statements

Certain statements contained in this report are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

  general economic conditions that could impact consumer spending, including the impact of programs adopted by the federal government to stabilize and support the U.S. economy;
  economic conditions, including inflation and energy prices, that could affect our profitability;
  competitive factors that could limit our sales, growth or profitability;
  fluctuations in comparable store sales and the success of our new store opening program;
  failure of existing or new technology to provide anticipated benefits;
  unusual weather, natural disaster, pandemic outbreaks, political events, war or acts of terrorism;
  our ability to select, obtain and market merchandise attractive to our customers at prices that allow us to profitably sell such merchandise;
  operational difficulties;
  our ability to operate distribution facilities;
  changes in regulations;
  changes in legal, regulatory or accounting guidance that could adversely affect our financial performance;
  higher costs or failure to achieve targeted results associated with the implementation of new programs or initiatives;
  adverse impacts associated with legal proceedings;
  our ability to attract and retain employees; and
  risks associated with our investment of funds in auction rate securities.

Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under “Cautionary Statement Regarding Forward-Looking Statements” or “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Fourth Quarter Earnings Conference Call Information

The Company plans to host a conference call with investors today at 10:00 A.M. EDT to discuss these results. If you wish to participate, please call (800) 857-5160 for domestic US calls and (312) 470-7174 for international calls at least 10 minutes before the call is scheduled to begin. The conference ID for the conference call is 5547153.

There will also be a live webcast of the conference call that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. EDT, today, October 3, 2008.

About Family Dollar

Operating small store locations, Family Dollar is one of the fastest growing discount retail chains in the United States. Family Dollar offers a core assortment of name-brand and quality consumable merchandise supplemented by fashion and seasonal merchandise at everyday low prices.

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,500 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Fourth Quarter Ended
(in thousands, except per share amounts)	August 30, 2008	% of Net Sales	September 1, 2007	% of Net Sales

Net sales	$1,765,777	100.0%	$1,631,885	100.0%

Cost of sales	1,184,525	67.1%	1,092,225	66.9%

Gross profit	581,252	32.9%	539,660	33.1%

Selling, general and administrative expenses	499,156	28.3%	478,334	29.3%

Operating profit	82,096	4.6%	61,326	3.8%

Interest income	2,640	0.1%	2,511	0.2%

Interest expense	3,259	0.2%	4,087	0.3%

Income before income taxes	81,477	4.5%	59,750	3.7%

Income taxes	28,326	1.6%	21,937	1.3%

Net income	$53,151	2.9%	$37,813	2.4%

Net income per common share - basic	$0.38		$0.26
Weighted average shares - basic	139,701		145,572

Net income per common share - diluted	$0.38		$0.26
Weighted average shares - diluted	140,114		146,160

Dividends declared per common share	$0.125		$0.115

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Year Ended
(in thousands, except per share amounts)	August 30, 2008	% of Net Sales	September 1, 2007	% of Net Sales

Net sales	$6,983,628	100.0%	$6,834,305	100.0%

Cost of sales	4,637,826	66.4%	4,512,242	66.0%

Gross profit	2,345,802	33.6%	2,322,063	34.0%

Selling, general and administrative expenses	1,980,496	28.4%	1,933,430	28.3%

Operating profit	365,306	5.2%	388,633	5.7%

Interest income	11,042	0.2%	10,690	0.2%

Interest expense	14,586	0.2%	17,427	0.3%

Income before income taxes	361,762	5.2%	381,896	5.6%

Income taxes	128,689	1.8%	139,042	2.0%

Net income	$233,073	3.4%	$242,854	3.6%

Net income per common share - basic	$1.66		$1.63
Weighted average shares - basic	140,193		149,141

Net income per common share - diluted	$1.66		$1.62
Weighted average shares - diluted	140,494		149,599

Dividends declared per common share	$0.490		$0.450

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except per share and share amounts)	August 30, 2008	September 1, 2007
Assets
Current assets:
Cash and cash equivalents	$158,502	$87,176
Investment securities	—	197,495
Merchandise inventories	1,032,685	1,065,898
Deferred income taxes	87,715	89,612
Income tax refund receivable	7,007	44,394
Prepayments and other current assets	58,182	52,705
Total current assets	1,344,091	1,537,280

Property and equipment, net	1,071,883	1,060,678
Investment securities	222,104	—
Other assets	23,704	26,198

Total assets	$2,661,782	$2,624,156

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$570,699	$644,140
Accrued liabilities	496,820	486,163
Income taxes	1,466	—
Total current liabilities	1,068,985	1,130,303

Long-term debt	250,000	250,000
Deferred income taxes	50,998	69,212
Income taxes	37,716	—
Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares	—	—

Common stock, $.10 par; authorized 600,000,000 shares
	14,413	17,989
Capital in excess of par	166,669	187,855
Retained earnings	1,170,652	1,722,859
Accumulated other comprehensive loss	(4,862)	—
	1,346,872	1,928,703
Less: common stock held in treasury, at cost	92,789	754,062

Total shareholders' equity	1,254,083	1,174,641

Total liabilities and shareholders' equity	$2,661,782	$2,624,156

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
(in thousands)	August 30, 2008	September 1, 2007
Cash flows from operating activities:
Net income	$233,073	$242,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	149,598	144,060
Deferred income taxes	(13,333)	34,543
Stock-based compensation	10,073	11,013
Loss on disposition of property and equipment	6,298	3,715
Changes in operating assets and liabilities:
Merchandise inventories	33,213	(28,039)
Income tax refund receivable	37,387	(41,997)
Prepayments and other current assets	(5,477)	(23,813)
Other assets	2,798	375
Accounts payable and accrued liabilities	15,814	73,066
Income taxes	46,349	—
	515,793	415,777
Cash flows from investing activities:
Purchases of investment securities	(1,071,570)	(2,401,813)
Sales of investment securities	1,039,115	2,340,823
Capital expenditures	(167,932)	(131,594)
Proceeds from dispositions of property and equipment	831	749
	(199,556)	(191,835)
Cash flows from financing activities:
Revolving credit facility borrowings	736,300	26,000
Repayment of revolving credit facility borrowings	(736,300)	(26,000)
Payment of debt issuance costs	(304)	—
Repurchases of common stock	(97,674)	(257,523)
Changes in cash overdrafts	(79,727)	70,568
Proceeds from employee stock options	257	34,971
Excess tax benefits from stock-based compensation	(55)	1,295
Payment of dividends	(67,408)	(65,804)
	(244,911)	(216,493)

Net increase (decrease) in cash and cash equivalents	71,326	7,449
Cash and cash equivalents at beginning of period	87,176	79,727
Cash and cash equivalents at end of period	$158,502	$87,176

Supplemental disclosure of cash flow information:
Purchases of property and equipment awaiting processing for payment, included in accounts payable	$6,579	$992
Cash paid during the period for:
Interest, net of amounts capitalized	14,340	13,702
Income taxes, net of refunds	58,891	148,477

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY DIVISION:
	For the Fourth Quarter Ended
(in thousands)	August 30, 2008	September 1, 2007	% Change
Consumables	$1,124,139	$996,292	12.8%
Home products	227,592	228,518	-0.4%
Apparel and accessories	228,813	237,780	-3.8%
Seasonal and electronics	185,233	169,295	9.4%
TOTAL	$1,765,777	$1,631,885	8.2%

	For the Year Ended
(in thousands)	August 30, 2008	September 1, 2007	% Change
Consumables	$4,263,681	$4,019,592	6.1%
Home products	1,002,110	1,035,276	-3.2%
Apparel and accessories	915,155	982,926	-6.9%
Seasonal and electronics	802,682	796,511	0.8%
TOTAL	$6,983,628	$6,834,305	2.2%

STORES IN OPERATION:
	For the Year Ended
	August 30, 2008	September 1, 2007
Beginning Store Count	6,430	6,173
New Store Openings	205	300
Store Closings	(64)	(43)
Ending Store Count	6,571	6,430
Total Square Footage (000s)	55,730	54,455
Total Selling Square Footage (000s)	46,324	45,251

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com or
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com